UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 14, 2006


                          First Consulting Group, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          Delaware                      000-23651                95-3539020
--------------------------------------------------------------------------------
(State or other jurisdiction           (Commission             (IRS Employer
      of incorporation)                File Number)          Identification No.)

              111 W. Ocean Blvd. 4th Floor,
                    Long Beach, CA                                 90802
        (Address of principal executive offices)                 (Zip Code)

        Registrant's telephone number, including area code (562) 624-5200


--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

     In connection with the appointment of Larry R. Ferguson as FCG's chief executive officer, and as a member of FCG's board of directors (as discussed in Item 5.02 of this Report), FCG and Mr. Ferguson have executed an offer of employment, employee agreement and change in control agreement, all of which shall be effective upon the commencement of Mr. Ferguson's employment on June 26, 2006.

Employment Terms
----------------

     The terms of Mr. Ferguson's compensation, as set forth in his offer letter, are as follows: (i) annual base salary of $463,000; (ii) annual target bonus (payable in quarterly installments) of 75% of annual base salary, which is divided into two components - a target bonus of 50% of the annual base salary subject to the terms of the existing management bonus plan (bonus pool is funded by overachievement by FCG of certain quarterly operating income targets and DSO/cash collection targets established by the FCG board of directors) and a target bonus of 25% of annual base salary based on management performance objectives for Mr. Ferguson set by the board of directors as soon as practicable after the commencement of his employment; (iii) a guaranteed minimum bonus of $50,000 for each of the third and fourth quarters of 2006 in the event that bonus payments under item (ii) are not at least $50,000 (i.e., if bonus earned in third quarter under item (ii) is $25,000, an additional amount of $25,000 would be due to Mr. Ferguson); (iv) a non-qualified stock option grant to purchase 500,000 shares of FCG common stock, which grant shall be made by FCG's compensation committee of the board of directors on the effective date of Mr. Ferguson's employment with an exercise price equal to the fair market value on the date of grant (closing price of FCG's common stock on the Nasdaq National Market on the trading day prior to the grant date); (v) the stock option shall have a 10 year term (subject to the terms of FCG's 1997 Equity Incentive Plan, which provides for a shorter term in the event of, among other things, termination of employment or disability) and vests over a 4 year period, subject to continued employment, as follows: 25% vests on the first anniversary of Mr. Ferguson's employment and the balance vests in 36 equal monthly installments in years 2 through 4 of his employment; (vi) Mr. Ferguson shall be party to a change in control agreement with FCG (described below); (vii) Mr. Ferguson shall be party to an employee agreement with FCG that contains customary confidentiality, inventions assignment and non-solicitation provisions as well as provisions that would pay Mr. Ferguson a lump sum amount of 100% of his then-current base salary in the event FCG terminates his employment, other than for "cause" (as defined in the employee agreement) and other than if his employment is terminated and he is entitled to benefits under a change in control agreement (in which case any then-current change in control agreement with Mr. Ferguson would govern); (viii) Mr. Ferguson will be eligible to participate in the FCG supplemental executive retirement plan (SERP) and FCG will contribute $10,000 to Mr. Ferguson's SERP account in 2006, which amount is the same as contributions to be made under the SERP to other FCG senior executives and which amount is subject to a five year vesting period; (ix) Mr. Ferguson may receive up to $3,000 per month in temporary housing expense to make it more convenient for him to spend time in FCG's corporate offices; (x) Mr. Ferguson is eligible to participate in FCG's standard benefits plans, including the 401(k) plan which currently matches 50% of the first $10,000 of an employee's contribution to the plan (a $5,000 matching contribution); and (xi) Mr. Ferguson's employment is on an "at will" basis, meaning either he or FCG can terminate his employment at any time with or without notice, subject to any terms of employment described above. In the event of any termination of employment, Mr. Ferguson has agreed in his offer letter that he would concurrently resign from the FCG board of directors.

     The foregoing description of the offer letter and employee agreement is qualified in its entirety by reference to the actual text of the offer letter and employee agreement, attached as Exhibit 10.2 and 10.3 and incorporated herein by reference.

Change in Control Agreement
---------------------------

     The terms of Mr. Ferguson's change in control agreement are based on the same form agreement signed with certain of FCG's other executive officers appearing as Exhibit 10.1 to FCG's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on July 5, 2005. The change in control agreement provides for a severance payment and benefits to Mr. Ferguson in the event of the termination of Mr. Ferguson's employment by FCG without "Cause," or by Mr. Ferguson for "Good Reason," or by reason of Mr. Ferguson's death or "Disability," if such termination occurs within the period beginning one month before and ending 13 months after a "Change in Control." In such event, Mr. Ferguson will receive a severance payment, in a cash lump sum, in the amount of 200% of annual base salary. For this purpose, Mr. Ferguson's annual base salary will be the greatest annual rate of base salary from FCG or any of its successors in effect during the period beginning 90 days prior to the "Change in Control" and ending on Mr. Ferguson's termination of employment. Also, in such event, Mr. Ferguson and Mr. Ferguson's spouse and dependent children will receive continued health benefits coverage, at the same cost paid by FCG, for 24 months, and Mr. Ferguson will receive executive outplacement assistance benefits, at the same cost paid by FCG, consistent with the benefits historically provided by FCG. Mr. Ferguson must terminate employment for "Good Reason" not later than 30 days after the calendar year in which the "Good Reason" event occurs in order to receive the severance payment and benefits. The change in control agreement further provides that, in the event of a "Change in Control," Mr. Ferguson will receive a pro-rated target bonus, in a cash lump sum, based on Mr. Ferguson's target bonus in effect immediately prior to the "Change in Control" (or, if earlier, immediately prior to Mr. Ferguson's termination of employment), and the portion of the applicable bonus period that precedes the "Change in Control."

     The change in control agreement generally defines a "Change in Control" to mean a dissolution, liquidation or sale of all or substantially all of FCG's assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of FCG common stock are converted into securities, cash or other property, or a change in FCG's directors resulting in the incumbent directors ceasing to constitute at least 50% of FCG's board of directors. A merger or consolidation, or a reverse merger or consolidation, generally will not be a "Change in Control" unless FCG stockholders cease to own securities representing, either directly or indirectly, at least 50% of the combined voting power of FCG or its successor. For purposes of the definition of "Change in Control," an incumbent director is a director who is a member of FCG's board of directors on the date of the change in control agreement, or whose election or nomination for election is approved by a vote of at least 50% of the incumbent directors.

     The change in control agreement generally defines "Cause" to mean Mr. Ferguson's willful theft or embezzlement of FCG funds, Mr. Ferguson's conviction of a felony or other criminal conviction for fraud, embezzlement, or other act of moral turpitude, Mr. Ferguson's willful violation of any law or regulation applicable to FCG's business, including any federal or state securities laws, or Mr. Ferguson's willful and continued failure to perform substantially Mr. Ferguson's duties and responsibilities with FCG consistent with FCG's lawful directions. Also, the change in control agreement generally defines "Good Reason" to mean a reduction in Mr. Ferguson's annual rate of base salary, or target cash bonus, FCG's failure to make Mr. Ferguson eligible for any long term incentive compensation plan in which similarly situated executives are eligible, FCG's failure to provide Mr. Ferguson with a package of welfare benefits that, taken as a whole, provide substantially similar benefits, a substantial diminution in Mr. Ferguson's responsibilities or authority, or a request that Mr. Ferguson relocate Mr. Ferguson's principal worksite more than 35 miles, in each case as determined in effect immediately prior to the "Change in Control" (or, if earlier, immediately prior to Mr. Ferguson's termination of employment). The change in control agreement generally defines "Disability" to mean Mr. Ferguson's inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for at least 12 months, or Mr. Ferguson's receipt of income replacement benefits for at least three months under a FCG plan by reason of such an impairment.

     The payments and benefits to be made to Mr. Ferguson under the change in control agreement (other than the pro-rated target bonus) are conditioned on Mr. Ferguson's general release of claims against FCG and its affiliates. The general release will not apply to Mr. Ferguson's rights under the change in control agreement or as a stockholder, or under any stock option or other stock award from FCG or any of its employee benefit plans. The change in control agreement also provides that the payments and executive outplacement assistance benefits to be made will be reduced to the extent necessary to prevent the payments and benefits to be made under the change in control agreement (or other agreements and plans) from being "parachute payments" under Section 280G of the Internal Revenue Code.

     The change in control agreement will terminate in five years if no "Change in Control" occurs. The change in control agreement will be binding on FCG and its successors and assigns and Mr. Ferguson, and we must require that any successor or assignee expressly assume and agree to perform FCG's obligations under the change in control agreement. Any controversy or dispute relating to the change in control agreement or the general release will be subject to mandatory and binding arbitration, and the successful or prevailing party in the arbitration will be awarded reasonable attorneys' fees and expenses relating to the arbitration.

     The foregoing description of the change in control agreement is qualified in its entirety by reference to the form change in control agreement, attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 5, 2005, and incorporated herein by reference.

Section 5 - Corporate Governance and Management

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On June 14, 2004, FCG announced the appointment of Larry R. Ferguson as its Chief Executive Officer, and as a member of FCG's board of directors as a Class III director. Mr. Ferguson's appointment is effective June 26, 2006, and his term as a director will currently continue until FCG's 2007 Annual Meeting of Stockholders. The full text of the press release announcing Mr. Ferguson's appointment is furnished as Exhibit 99.1 to this report.

     The material terms of Mr. Ferguson's employment are described above in Item 1.01.

     Mr. Ferguson is currently 56 years of age. From 1995 until June 2006, Mr. Ferguson has served as President of The Ferguson Group, a private equity investment and consulting firm specializing in information technology companies. During his tenure with The Ferguson Group, Mr. Ferguson served on the board of directors of several publicly and privately held companies, and as chief executive officer for two of such companies. From 1980 until 1995, Mr. Ferguson served in sales and marketing and senior management positions for First Data Health Systems Corporation and its predecessor companies, and he was named President in 1986, a position in which he served until the business was acquired by HBO & Company in 1995.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

     (c)  Exhibits

     Exhibit No.        Description of Exhibit
     -----------        --------------------------------------------------------
     10.1               Form of Change in Control Agreement (incorporated by
                        reference to FCG's Current Report on Form 8-K filed with the SEC on July 5, 2005)
     10.2               Offer Letter for Larry R. Ferguson dated June 2, 2006
     10.3               Employee Agreement with Larry R. Ferguson effective June
                        26, 2006
     99.1               Press Release Announcing Appointment of Larry R.
                        Ferguson as Chief Executive Officer



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               First Consulting Group, Inc.



Date: June 15, 2006                       By:  /s/ Michael A. Zuercher
                                               ---------------------------------
                                               Michael A. Zuercher
                                               VP, General Counsel and Secretary